UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 1, 2010
COSTA RICA PARADISE INC.
(Exact name of registrant as specified in its charter)
Nevada	333-157066	30-0518293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
#6 Harbor Town, Laguna Vista, Texas		78578
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		(877) 943-3210
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 1, 2010, Costa Rica Paradise Inc., (the "Company", "we", "us") entered into an acquisition agreement with Global Fusion Media Inc. ("Global Fusion"). Pursuant to the terms of the acquisition agreement, we agreed to acquire C-Store Network, LLC ("C-Store"), a private company fully owned by Global Fusion and engaged in the business of advertising, in exchange for the issuance of 36,000,000 shares of our common stock to Global Fusion following a 7 for 1 forward split we anticipate effecting.

Terms and Conditions of the Acquisition Agreement

The following is a brief description of the terms and conditions of the acquisition agreement that are material to us:

  no material adverse change will occur with the business or assets of our company or C-Store since the effective date of the acquisition agreement;

  Global Fusion will own all interest in C-Store on the closing date of the acquisition agreement;

  our company and Global Fusion will be reasonably satisfied with their respective due diligence investigation of each other;

  Global Fusion will have delivered to our company audited financial statements for C-Store for the last two fiscal years as well as the required interim period, prepared in accordance with United States GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States; and

  upon closing of the acquisition, we will have no more than 6,500,000 shares of our common stock issued and outstanding.

Due to conditions precedent to closing, including those setout above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the acquisition as contemplated in the acquisition agreement.

The acquisition agreement is attached as Exhibit 2.1 to this Current Report.
Item 9.01 c) Exhibits	Exhibits The following exhibit is included as part of this report.
2.1	Acquisition Agreement with Global Fusion Media Inc. dated April 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTA RICA PARADISE INC.
RHONDA ESPARZA
Rhonda Esparza
President and Director

Date:	April 6, 2010